Exhibit 99.1


Equity One, Inc.                      For additional information at the Company:
1696 NE Miami Gardens Drive               Howard Sipzner, CFO
North Miami Beach, FL  33179              Charles Wolf, Capital Markets
305-947-1664                              Michele Guard, Investor Relations
                                      Media Contact:
                                          Abbe Solomon 305-446-2700

FOR IMMEDIATE RELEASE:
----------------------
Wednesday, February 25, 2003

      Equity One, Inc. Provides Updated Election Results for the IRT Merger
      ---------------------------------------------------------------------

NORTH MIAMI BEACH, FL, February 25, 2003 - Equity One, Inc. (NYSE: EQY) announced today updated election results for the recently completed merger with IRT Property Company ("IRT").

Of IRT's 34,348,636 outstanding shares,

     o timely cash elections were received for 14,915,789.826 shares of IRT common stock (representing approximately 43.4% of IRT's outstanding shares) for which Equity One has paid $12.15 per IRT share, or aggregate cash consideration of approximately $181.2 million, and

     o timely stock elections were received for 14,391,972.793 shares of IRT common stock for which, together with 5,040,873.381 shares of IRT common stock as to which timely elections were not made (together, representing approximately 56.6% of IRT's outstanding shares), Equity One has issued 0.90 shares of Equity One common stock per IRT share, or a total of 17,489,562 shares of Equity One common stock.

The change from the February 12, 2003 election report is attributable to among other things, the failure of certain cash electing shareholders to deliver their shares of IRT Common Stock as required for elections to be valid. The updated election results are subject to further minor adjustment attributable to the payment of cash in lieu of fractional share issuance.

As a result of the increased stock consideration, the price of the 6,911,000 shares of Equity One common stock sold contemporaneously with the closing of the IRT merger to existing, affiliated investors has been increased from $13.47 per share to the maximum price of $13.50 per share. After giving effect to the total stock consideration associated with the IRT merger and the private placement, as of February 25, 2003, Equity One had 59,119,107 shares outstanding.

About Equity One
----------------

Equity One Inc. is a North Miami Beach, Florida based real estate investment trust that acquires, renovates, develops and manages neighborhood shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount retail stores in twelve states in the southern United States. Equity One's 180 properties total approximately 18.4 million square feet, and encompass 121 supermarket-anchored shopping centers, eleven drug store-anchored shopping centers, 40 other retail-anchored shopping centers, one self storage facility, one industrial and six retail developments, as well as non-controlling interests in four unconsolidated joint ventures. For additional information, please visit the Company's website at www.equityone.net.
                     -----------------

Forward Looking Statements
--------------------------

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia and the other states in which Equity One owns properties; the continuing financial success of Equity One's current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.